Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

APPLIED UV, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)(3)
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share	457(c)	3,058,511	$1.873	$5,728,591.1	0.000110200	$631.29
		Carry Forward Securities	N/A			N/A		—
		Total Offering Amounts		10,000,000	—	$5,750,000.68	—	$631.29
		Total Fees Previously Paid						$1,102.000
		Total Fee Offsets						$0
		Net Fee Due						$0

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Calculated pursuant to Rule 457(c) based on the average of the high and low prices reported on Nasdaq on June 7, 2023.
(3)	Previously paid.